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                                                                    EXHIBIT 10.2

                            STOCK PURCHASE AGREEMENT
                            ------------------------

     This Agreement is made as of this 11th day of April, 1997, by and between Children's Museum of Indianapolis, an Indiana nonprofit corporation ("Children's Museum"), and Central Newspapers, Inc., an Indiana corporation (the "Company").

                                    Recitals
                                    --------

     A. The Estate of Enid Goodrich (the "Estate") is expected to distribute 621,300 shares of the Class A common stock of the Company (the "Shares") to the Children's Museum on or before May 30, 1997.

     B. The Company desires to purchase from the Children's Museum and the Children's Museum desires to sell to the Company 207,100 Shares (the "Redeemed Shares").

     C. The Children's Museum desires for the Company to assist the Children's Museum and the Company desires to assist the Children's Museum, in the sale and distribution of substantially all of the Children's Museum's remaining Shares (the "Secondary Offering Shares") in an underwritten public offering (the "Secondary Offering"), all as hereinafter more specifically provided herein.

                                   Agreement
                                   ---------

     NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein and subject to and upon the terms and conditions hereinafter set forth, it is hereby agreed as follows:

                                   Article I
                                   ---------
                          Purchase of Redeemed Shares
                          ---------------------------

     1.1.  On or before May 30, 1997 (the "Closing Date"), the Children's
Museum will deliver to the Company, at the Company's offices in Indianapolis, Indiana, the certificate or certificates representing the Redeemed Shares, a stock power duly executed in blank and such other instruments as the Company shall deem necessary to transfer ownership of the Redeemed Shares to the Company. The Company will deliver to the Children's Museum a certified or cashiers check or wire funds transfer in an amount equal to $10,251,450 (or $49.50 per Redeemed Share) plus interest at the per annum rate of 5.25% from the date hereof to, but not including, the Closing Date (the "Purchase Price").

     In the event that the 621,300 Shares are not legally distributable by the Estate on or before May 30, 1997, the Closing Date shall be extended to on or before June 30, 1997. If the Estate cannot legally distribute the 621,300 Shares on or before June 30, 1997, this
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Agreement shall terminate and neither party shall have any obligations or liability to the other party hereto.

     1.2.  The Company represents and warrants as follows:

          (a) This Agreement is the valid and binding obligation of the Company, enforceable in accordance with its terms, and the execution and performance of this Agreement by the Company will not result in any violation of or be in conflict with or constitute a default under any contract, agreement, instrument, judgment, decree or other indenture to which the Company is a party or by which the Company otherwise is bound; and

          (b) No person, corporation or other entity has, nor as a result of the transactions contemplated hereby will have, any right, interest, or valid claim against the Children's Museum, the Company or any other person, for any commission, fee or other compensation as a finder or broker or in any similar capacity arising out of any action taken by the Company, except for the underwriters selected for the Secondary Offering, which commissions and discounts (not to exceed 5%) are to be paid by the Children's Museum with respect to the Shares sold by it; and

          (c) The Company's purchase of the Redeemed Shares pursuant to this Agreement is a permissible distribution within the limits of IC 23-1-28-3 and does not violate any provisions of the Company's articles of incorporation as amended.

                                   Article II
                                   ----------
                               Secondary Offering
                               ------------------

     2.1. The Company will use its best efforts to facilitate a Secondary Offering in which the Children's Museum may sell the Secondary Offering Shares. The Secondary Offering will be managed by underwriters selected by the Company. The Children's Museum will be responsible for its own legal and/or accounting fees incurred in connection with the Secondary Offering and for the underwriter's discounts and commissions incurred with respect to its Secondary Offering Shares. In addition, the Children's Museum shall pay a pro rata share (based on the total number of shares sold in the Secondary Offering) of the NASD filing fees, printing costs, Securities and Exchange Commission filing fees, blue sky filing fees, blue sky legal fees, and all other fees and expenses associated with the Secondary Offering not specifically allocated to the Company herein ("Registration Expenses").

     2.2. The Company will be responsible solely for roadshow expenses, the Company's accounting and legal fees and any transfer agent and custodian fees (the "Company Expenses"). Except as set forth in Section 3.4 hereof, in the event that the Children's Museum withdraws its Secondary Offering Shares from the Secondary Offering, or otherwise fails or refuses to consummate the Secondary Offering and the registration and sale of its

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Secondary Offering Shares, the Children's Museum shall be required to pay its pro rata share of the Registration Expenses and to reimburse the Company for the Children's Museum's pro rata share of the Company Expenses.

                                  Article III
                                  -----------
               Representations and Covenants of Children's Museum
               --------------------------------------------------

     3.1.  The Children's Museum hereby represents and warrants as follows:

          (a) As of the Closing Date, the Children's Museum will be the sole owner of the Redeemed Shares, and that each of the Redeemed Shares will be free and clear of liens, encumbrances, claims of others and transfer restrictions of any kind; and

          (b) The Children's Museum has full power and authority to sell the Redeemed Shares to the Company in accordance with the provisions hereof; and

          (c) This Agreement is the valid and binding obligation of the Children's Museum, enforceable in accordance with its terms, and the execution and performance of this Agreement by the Children's Museum will not result in any violation of or be in conflict with or constitute a default under any contract, agreement, instrument, judgment, decree or other indenture to which the Children's Museum is a party or by which the Children's Museum otherwise is bound; and

          (d) No person, corporation or other entity has, nor as a result of the transactions contemplated hereby will have, any right, interest, or valid claim against the Children's Museum, the Company or any other person, for any commission, fee or other compensation as a finder or broker or in any similar capacity arising out of any action taken by the Children's Museum, except for the underwriters selected for the Secondary Offering, which commissions and discounts (not to exceed 5%) are to be paid by the Children's Museum with respect to any Shares sold by it; and

          (e) The Children's Museum has had access to all public information it desires concerning the Company and its subsidiaries and operations and to certain non-public information concerning the financial position and results of operation of the Company for the first quarter of 1997, and has had the opportunity to ask such questions of officers of the Company as the Children's Museum has deemed necessary or appropriate in order to enable the Children's Museum to determine whether to authorize the sale of

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               the Redeemed Shares and Secondary Offering Shares on the terms herein specified. Further, the Children's Museum has received certain non-public information concerning the Company pursuant to that certain Confidentiality Letter Agreement dated March 31, 1997, between the Company and the Children's Museum (the "Confidentiality Agreement"). The Children's Museum acknowledges that pursuant to the Confidentiality Agreement, any material non-public information received by the Children's Museum for this transaction must be kept in confidence in compliance with applicable federal securities law, and the Children's Museum must refrain from trading the Company's stock while in possession of such non-public information. The Children's Museum has reviewed all information it deems material to making its decision to sell the Redeemed Shares and Secondary Offering Shares hereunder.

     3.2. In order to induce the Company to purchase the Redeemed Shares, the Children's Museum hereby covenants and agrees not to trade, sell, transfer, encumber or otherwise dispose of any of its Shares, except for a sale pursuant to the Secondary Offering, for a period commencing on the date hereof and continuing for six (6) months following the date on which the Estate delivers Shares to the Children's Museum; provided however, if the Shares are not legally distributable from the Estate to the Children's Museum on or before June 30, 1997, the restrictions contained in this Section 3.2 shall nevertheless expire on December 31, 1997.

     3.3. The Company hereby undertakes to use its best efforts to facilitate the Secondary Offering, but the Children's Museum understands and agrees that there is no assurance that the Secondary Offering can be successfully completed or at what price the Shares can be sold in the Secondary Offering. The Company shall have no liability to the Children's Museum in such events.

     3.4. The Children's Museum will cooperate with the Company to facilitate the Secondary Offering and shall execute an underwriting agreement and other documents with terms which are usual and customary for such agreements and reasonably necessary to facilitate the Secondary Offering. In the event that the market price of the Shares on the date of commencement of the roadshow is less than $48 per share, the Children's Museum may withdraw from the Secondary Offering without reimbursing its pro rata share of the Company Expenses to the Company.

                                   Article IV
                                   ----------
                                    General
                                    -------

     4.1. This Agreement constitutes the entire Agreement between the parties with respect to the subject matter hereof and supersedes and merges all prior understandings and

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agreements concerning the subject matter hereof. This Agreement may only be modified or amended in writing.

     4.2. This Agreement shall be governed and construed in all respects under the laws of the State of Indiana.

     4.3. This Agreement may be executed in counterparts, each one of which shall constitute one and the same Agreement and each one of which shall be deemed an original.

                    [Rest of Page Intentionally Left Blank]



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     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

                              CENTRAL NEWSPAPERS, INC.


                                  /s/ Thomas K. MacGillivsay
                              By: ______________________________________
                                       Thomas K. MacGillivsay
                              Printed: _________________________________
                                     Chief Financial Officer
                              Title: ___________________________________

                              CHILDREN'S MUSEUM OF INDIANAPOLIS


                                  /s/ John H. Grogan
                              By: ______________________________________
                                       John H. Grogan
                              Printed: _________________________________
                                     Treasurer
                              Title: ___________________________________

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